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              [Letterhead for Jenkens & Gilchrist appears here]

                                                                    EXHIBIT 5.1

                                April 15, 1997

VTEL Corporation
108 Wild Basin Road
Austin, Texas 78746


  Re: VTEL Corporation
    Issuance of Common Stock

Gentlemen:

  We have acted as counsel to VTEL Corporation (the "Company"), a Delaware corporation, in connection with the preparation of the registration statement on Form S-4 and the amendments thereto (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the issuance of approximately 8.4 million shares of common stock of the Company, par value $.01 per share (the "Shares"), in connection with the merger (the "Merger") of VTEL-Sub, Inc. ("VTEL-Sub"), a Delaware corporation and a wholly owned subsidiary of the Company, with and into Compression Labs, Incorporated ("CLI"), a Delaware corporation, with each outstanding share of common stock of CLI, par value $.001 per share, being exchanged for .46 shares of common stock of the Company and with each outstanding share of Series C Preferred Stock of CLI, par value $.001 per share, being exchanged for 3.15 shares of common stock of the Company. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

  In connection therewith, we have examined and relied upon the original, or copies, certified to our satisfaction, of (i) the Fourth Amended and Restated Certificate of Incorporation and the Bylaws of the Company, as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares and related matters; (iii) the Registration Statement and exhibits thereto, including the Agreement and Plan of Merger and Reorganization, dated as of January 6, 1997, among the Company, VTEL-Sub, Inc. and CLI, (the "Merger Agreement"), and (iv) such other documents and instruments as we have deemed necessary for the expression of opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various question of fact material to this opinion and as to the content and form of the Fourth Amended and Restated Certificate of Incorporation, the Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

  Based upon the foregoing examination, we are of the opinion that the Shares of the Company to be issued in connection with the Merger pursuant to the Merger Agreement, as described in the Registration Statement, have been duly authorized for issuance and upon consummation of the Merger in accordance with the terms of the Merger Agreements, such Shares, when issued, will be fully paid and nonassessable.
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  We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Prospectus and Joint Proxy Statement forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                          Very truly yours,

                                          JENKENS & GILCHRIST,
                                          a Professional Corporation

                                          By:       /s/ L. Steven Leshin
                                             ----------------------------------
                                                  L. Steven Leshin, for the
                                                   Firm